   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996


                                                      REGISTRATION NO. 333-16341
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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                LEAR CORPORATION
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                     13-3386776
       (State or other jurisdiction of                        (IRS Employer
        incorporation or organization)                     Identification No.)

                              21557 TELEGRAPH ROAD
                        SOUTHFIELD, MICHIGAN 48086-5008
                                 (810) 746-1500
   (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)

                             JAMES H. VANDENBERGHE
                              21557 TELEGRAPH ROAD
                        SOUTHFIELD, MICHIGAN 48086-5008
                                 (810) 746-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                                   Copies to:
                            John L. MacCarthy, Esq.
                                Winston & Strawn
                               35 W. Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600
                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

PROSPECTUS

                                 750,000 SHARES
                            [LEAR CORPORATION LOGO]

                                  COMMON STOCK
              DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
                            ------------------------

     Lear Corporation ("Lear" or the "Company") is offering its stockholders and other interested investors the opportunity to purchase shares of its common stock, $0.01 par value ("Common Stock"), pursuant to the Company's Systematic Investment Plan, a direct stock purchase and dividend reinvestment plan (the "Plan"). The Company does not currently pay cash dividends and, to the extent that the Company decides to declare a dividend in the future, the amount of dividends it may declare is limited by its existing credit agreements and by the indentures governing its subordinated indebtedness. The dividend reinvestment feature of the Plan will not be available until the Company declares a cash dividend. Until such time, purchases of shares of Common Stock under the Plan will only be available pursuant to the optional cash investment feature of the Plan. The Plan is designed to provide interested investors a convenient and economical way to acquire shares of Common Stock and to reinvest cash dividends. The Bank of New York (the "Plan Administrator") is the administrator of the Plan and acts as agent for participants in the Plan ("Participants").

     Features of the Plan include:

        - Persons not currently owning Common Stock may become Participants with an initial cash contribution of at least $250 to purchase shares under the Plan.
        - Existing registered stockholders may become Participants in the Plan by simply completing and returning the Plan enrollment form to the Plan Administrator.

        - Following enrollment in the Plan, Participants may make optional cash payments for Common Stock purchases of $50 (minimum per month) to $150,000 (maximum per year), which payments may be made regularly or occasionally as the Participant chooses. The Company has never waived such limitations on optional cash purchase amounts and currently has no intention of waiving such limitations.

        - No brokerage commissions are charged for purchases of shares under the Plan, only a minimal transaction fee.
        - All shares purchased on behalf of a Participant are recorded in the Participant's name.
        - Some or all shares of Common Stock purchased on behalf of a Participant may be sold at any time.
        - Common Stock certificates may be deposited with the Plan Administrator for safekeeping at minimal cost.
        - Participants may make gifts of Common Stock to family members and others by transferring shares in book entry form to the account of another registered holder, new or old.
        - Cash dividends, if and when paid, shall be reinvested automatically for Participants on all full and fractional shares registered in their names.

     Shares of Common Stock will be purchased under the Plan, at the option of the Company (which decision can be changed once every three (3) months), from newly issued shares, shares held in the treasury of the Company or shares purchased in the open market. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan will be purchased from the open market. The Common Stock is listed on the New York Stock Exchange under the symbol "LEA." On December 13, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape was $34.50 per share.

     The purchase price of newly issued or treasury shares of Common Stock purchased under the Plan from the Company for an Investment Date (as hereinafter defined) will be calculated by computing the average of the high and low prices of the Common Stock on the relevant Investment Date as reported on the New York Stock Exchange Consolidated Tape. The price of shares of Common Stock purchased or sold in the open market will be the average cost of all shares purchased or sold by the Plan Administrator in relation to the applicable Investment Date.

     This Prospectus sets forth the provisions of the Plan and, therefore, should be retained by Participants for future reference.

     To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, New York, North Carolina, North Dakota, and Vermont, shares of Common Stock offered under the Plan to persons not presently holders of Common Stock are offered only through a registered broker/dealer in such jurisdictions.

     SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 20, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The registration statement ("Registration Statement") (which term encompasses any amendments thereto) and the exhibits thereto filed by the Company with the Commission, as well as the reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains periodic reports and other information regarding registrants, like the Company, that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) The Company's Quarterly Report on Form 10-Q for the period ended March 30, 1996;

        (c) The Company's Quarterly Report on Form 10-Q for the period ended June 29, 1996;

        (d) The Company's Quarterly Report on Form 10-Q for the period ended September 28, 1996;

        (e) The Company's Current Report on Form 8-K dated May 22, 1996;

        (f) The Company's Current Report on Form 8-K dated June 27, 1996;

        (g) The audited consolidated financial statements of Automotive Industries Holding, Inc. and the notes included on pages 3 through 36 of the Company's Current Report on Form 8-K dated August 28, 1995; and

        (h) The Company's Registration Statement on Form 8-A filed on April 1, 1994, as amended by Amendment No. 1 on Form 8-A filed April 5, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48086-5008,
Attention: Director of Investor Relations (telephone: (800) 413-5327).

                                  THE COMPANY

     Lear Corporation is one of the ten largest independent automotive suppliers in the world. The Company's principal products include: finished automobile and light truck seat systems; interior trim products such as door panels, headliners, floor and acoustic systems and interior and luggage trim components; and automobile component products such as seat frames, seat covers and various blow molded plastic parts. The Company's sales have grown rapidly, both internally and through acquisitions, from approximately $159.8 million in the fiscal year ended June 30, 1983 to approximately $4.7 billion in the year ended December 31, 1995, a compound annual growth rate of approximately 32.6%.

     The Company was incorporated in Delaware in 1987. The Company's principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48086-5008. Its telephone number at that location is (810) 746-1500.

                                  RISK FACTORS

     A potential investor should consider carefully all of the information contained in this Prospectus before deciding whether to purchase the Common Stock offered hereby and, in particular, should consider the following:

LEVERAGE

     The Company has debt that is greater than its stockholders' equity and a significant portion of the Company's cash flow from operations will be used to service its debt obligations. The Company's high leverage may have consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures and debt service requirements or other purposes may be impaired; (ii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iii) because certain of the Company's indebtedness bears interest at floating rates, an increase in interest rates could affect the Company's ability to service its debt obligations; and (iv) the Company may be more vulnerable in the event of a downturn in its business or in the economy generally. If the Company is unable to generate sufficient cash flow to service its debt obligations, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     In addition, the Company's existing credit agreements and the indentures governing its 11 1/4% Senior Subordinated Notes due 2000 (the "Senior Subordinated Notes"), its 8 1/4% Subordinated Notes due 2000 (the "8 1/4% Subordinated Notes") and its 9 1/2% Subordinated Notes due 2006 (the "9 1/2% Subordinated Notes"), contain various restrictive covenants including, among other things, financial covenants relating to the minimum operating profit and net worth levels and interest coverage ratios as well as restrictions on indebtedness, guarantees, acquisitions, capital expenditures, investments, loans, liens, dividends and other restricted payments and asset sales. Such restrictions, together with the leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

NATURE OF AUTOMOTIVE INDUSTRY

     The Company's principal operations are directly related to domestic and foreign automotive vehicle production. Automobile sales and production are cyclical and can be affected by the strength of a country's general economy. In addition, automobile production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production could result in a decline in the Company's results of operations or financial condition. As a result of Canadian Auto Worker and United Auto Worker work stoppages which occurred in October and November of 1996, based on preliminary estimates, earnings per share of the Company for the quarter ending December 31, 1996 will be adversely affected by approximately $.10 per share.

RELIANCE ON MAJOR CUSTOMERS AND SELECTED CAR MODELS

     Two of the Company's customers, General Motors and Ford, account for a substantial portion of the Company's total sales. Although the Company has purchase orders from many of its customers, such purchase orders generally provide for supplying the customers' annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for manufacturing a specific quantity of products. In addition, certain of the Company's manufacturing and assembly plants are dedicated to a single customer's automobile assembly plant. The customer's decision to close any such plant would require the Company to obtain alternate supply agreements, relocate existing business to such facility or close such facility. To date, neither model discontinuances nor plant closings have had a material adverse effect on the Company because of the breadth of the Company's product lines and the ability of the Company to relocate its facilities with minimal capital expenditures. There can be no assurances that the Company's loss of business with respect to either a particular automobile model or a particular assembly plant would not have a material adverse effect on the Company's results of operations or financial condition in the future.

     There is substantial and continuing pressure from the Company's customers to reduce costs, including costs associated with outside suppliers such as the Company. Management believes that the Company's ability to develop new products and to control its own costs, many of which are variable, will allow the Company to remain competitive. However, there can be no assurance that the Company will be able to improve or maintain its gross margins.

RESTRICTIONS ON DIVIDENDS

     The Company's ability to pay dividends to holders of Common Stock is limited under the terms of the Company's existing credit agreements and the indentures governing its Senior Subordinated Notes, its 8 1/4% Subordinated Notes and its 9 1/2% Subordinated Notes. The Company currently does not intend to pay cash dividends.

FOREIGN EXCHANGE RISK

     As a result of recent acquisitions and the Company's current business strategy, which includes plans for global expansion of its operations, a significant portion of the Company's revenues and expenses are denominated in currencies other than U.S. dollars. Changes in exchange rates therefore may have a significant effect on the Company's results of operations and financial condition.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and by-laws, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying, deterring or preventing transactions involving a change of control of the Company, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. For example, under the Restated Certificate of Incorporation, the Board of Directors is authorized to issue one or more classes of preferred stock having such designations, rights and preferences as may be determined by the Board of Directors. In addition, the Board of Directors is divided into three classes, each having a term of three years, with the term of one class expiring each year. A director may be removed from office only for cause. These provisions could delay the replacement of a majority of the Board of Directors and have the effect of making changes in the Board of Directors more difficult than if such provisions were not in place. Further, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined in such law. Certain current stockholders of the Company are not, by virtue of their current holdings, deemed to be "interested stockholders" under this statute. This statute also may delay, deter or prevent a change of control of the Company.

       CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
            OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any forward-looking statements, including statements regarding the intent, belief, or current expectations of the Company or its management, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors including but not limited to (i) general economic conditions in the markets in which the Company operates, (ii) fluctuations in, or the termination of, the production of automobile and light truck models for which the Company is a supplier, (iii) labor disputes involving the Company or its significant customers, (iv) changes in the relationship of the Company with its significant customers, (v) changes in practices and/or policies of the Company's customers towards outsourcing automotive components and systems, (vi) the effect of, and changes in, trade, monetary and fiscal policies in countries in which the Company operates, (vii) those items identified under "Rick Factors" and
(viii) other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

                                PLAN DESCRIPTION

PURPOSE

  1. WHAT IS THE PURPOSE OF THE PLAN?

     The Lear Systematic Investment Plan is designed to provide stockholders and other interested investors a convenient and economical way to acquire shares of Common Stock and to reinvest cash dividends.

ELIGIBILITY

  2. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any person, whether or not a registered holder of Common Stock, is eligible to participate in the Plan after completing and returning the Plan Enrollment Form to the Plan Administrator in the manner described under the caption "Enrollment" below. However, citizens or residents of a country other than the United States or its territories and possessions should determine that participation in the Plan would not violate local laws before enrolling in the Plan.

ADVANTAGES

  3. WHAT ARE SOME OF THE ADVANTAGES OF THE PLAN?

        - Persons not currently owning Common Stock may become Participants with an initial cash contribution of at least $250 to purchase shares under the Plan.

        - Existing stockholders may become Participants in the Plan by simply completing and returning the Plan enrollment form to the Plan Administrator.

        - Following enrollment in the Plan, Participants may make optional cash payments for Common Stock purchases of $50 (minimum per month) to $150,000 (maximum per year), which amounts may be made regularly or occasionally as the Participant chooses.

        - No brokerage commissions are charged for purchases of Common Stock under the Plan, only a minimal transaction fee.

        - All shares purchased on behalf of a Participant are recorded in the Participant's name.

        - Some or all shares of Common Stock purchased on behalf of a Participant may be sold at any time.

        - Common Stock certificates may be deposited with the Plan Administrator for safekeeping at minimal cost.

        - Participants may make gifts of Common Stock to family members and others at minimal cost by transferring shares in book entry form to the account of another registered holder, new or old.

        - Cash dividends, if and when paid, shall be reinvested automatically for Participants on all full and fractional shares registered in their names.

DISADVANTAGES

  4. WHAT ARE SOME OF THE DISADVANTAGES OF THE PLAN?

        - Optional cash payments or sales under the Plan may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions due to the length of time between when the optional cash payment or sale instruction is made and the date shares of Common Stock are purchased or sold.

        - Optional cash payments, which must be received by the Plan Administrator at least three (3) business days prior to an Investment Date, will not accrue any interest during any time that the Plan Administrator holds the funds.

        - Participants will not be able to determine the actual number of shares of Common Stock purchased on their behalf until after the applicable Investment Date.

ADMINISTRATION

  5. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     The Bank of New York, as the Plan Administrator, is responsible for receiving all cash investments made by Participants, purchasing and selling shares acquired under the Plan, serving as custodian for shares on deposit in the Plan, maintaining records of each Participant's account activities, issuing account statements and performing other duties under the Plan.

     Participants may contact the Plan Administrator by telephone toll free at
(800) 524-4458 between the hours of 9:00 a.m. and 5:00 p.m. (Eastern time) or by writing to one of the following addresses:

          1. For Requests for Prospectuses or Plan Enrollment Forms:

              Lear Corporation
              c/o The Bank of New York
              Investor Relations Department
              Church Street Station
              P. O. Box 11258
              New York, NY 10286-1258

          2. For Transaction Requests Forms or more information regarding Optional Cash Payments, Sales, Terminations or Stock Certificates:

              The Bank of New York
              c/o Investment Services
              P. O. Box 19560
              Newark, NJ 07195-0560

ENROLLMENT

  6. HOW DOES AN INTERESTED INVESTOR ENROLL IN THE PLAN?

     Eligible applicants may enroll and become a Participant in the Plan at any time by obtaining and completing a Plan Enrollment Form and returning it to the Plan Administrator. A Plan Enrollment Form and information about the Plan may be obtained by calling The Bank of New York at the toll free number or by writing to the address set forth above.

     Interested investors who are not already stockholders of the Company must include a minimum initial cash investment of $250 (but no more than $150,000), in the form of a check or money order payable to the Bank of New York, with their completed Plan Enrollment Forms.

     Any record or registered holder of Common Stock not already a Participant may join the Plan at any time by returning a completed Plan Enrollment Form or depositing some or all of such holder's Common Stock certificates with the Plan Administrator. A five dollar ($5.00) deposit fee will be charged to the Participant.

     Beneficial owners, stockholders whose shares are held in nominee name by a bank or broker, must become record holders (stockholders who are registered on the books of the Company) by having such shares transferred into the stockholder's name.

     Enrollment in the Plan will become effective on receipt and acceptance of a properly executed Plan Enrollment Form by the Plan Administrator.

OPTIONAL AND INITIAL CASH INVESTMENTS

  7. HOW DOES A PARTICIPANT MAKE ADDITIONAL CASH INVESTMENTS?

     Following enrollment in the Plan, Participants have the option of purchasing additional shares of Common Stock. Such investments, which can be in any amount from a minimum of $50 in a particular month to a maximum of $150,000 per year, are made by completing the Transaction Request Form, attached to the bottom of each account statement, and mailing it to the Plan Administrator along with a check or money order made payable to The Bank of New York.

     Investments may be made regularly or occasionally, as the Participant wishes, and the investment amount may remain constant or vary with each investment. Participants are under no obligation to make additional cash investments.

     All cash investments must be in U.S. dollars, drawn on a U.S. bank. Checks drawn on foreign banks or payable in any currency other than U.S. dollars will be returned to the Participant.

  8. WHEN WILL INITIAL AND ADDITIONAL CASH PAYMENTS BE INVESTED?

     Initial as well as optional cash investments must be received by the Plan Administrator at least three (3) business days before an Investment Date. Otherwise, initial or optional cash investments will be held by the Plan Administrator and invested on the next Investment Date. No interest will be paid on any payments held by the Plan Administrator prior to an Investment Date.

     Funds not invested in Common Stock within 30 days of receipt will be promptly returned, without interest, to the Participant. In addition, upon a Participant's written request, received at least three (3) business days before an Investment Date, initial or optional cash investments not already invested shall be returned without interest. However, no refund of a check or money order will be made until the funds from such instruments have been collected by the Plan Administrator, which may take up to three (3) weeks.

REINVESTMENT OF DIVIDENDS

  9. HOW WILL DIVIDENDS BE REINVESTED?

     The Company does not currently pay a dividend. The availability of the Plan's dividend reinvestment feature does not in any way indicate an intent to declare or pay a dividend in the future. However, if the Company ever declares a dividend, cash dividends will be reinvested automatically for Participants on all full and fractional shares held in their Plan account or registered in their names. In such case, the declared dividends on shares registered in each Participant's name will be forwarded to the Plan Administrator. The Plan Administrator, in turn, will apply these funds toward the purchase of Common Stock. If dividends are insufficient to purchase full additional shares, a fractional share (computed to four (4) decimal places) will be credited to a Participant's account, which will also earn any dividends. The amount so reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes.

INVESTMENT DATES

  10. WHEN ARE THE INVESTMENT DATES?

     Normally, shares of Common Stock will be purchased on the date (the "Investment Date") which is the 25th calendar day of each month or as soon as practicable thereafter. As no interest will be paid on uninvested funds, Participants may wish to send payments so as to reach the Plan Administrator just prior to the third business day preceding the Investment Date. If Lear begins paying dividends, in months in which cash dividends are paid on the Common Stock, the Investment Date for initial enrollment or for optional cash investments will be the same as the dividend payment date. In such case, the Plan Administrator must receive initial or optional cash investments at least three (3) business days prior to the modified Investment Date.

PURCHASE OF SHARES

  11. HOW DOES THE PLAN ADMINISTRATOR ACQUIRE SHARES OF COMMON STOCK FOR THE
      PLAN?

     The Bank of New York, as Plan Administrator, may use any registered broker-dealer, including BNY Brokerage, Inc., a wholly-owned subsidiary of The Bank of New York, to acquire or sell shares of Common Stock on behalf of the Participants.

     Shares of Common Stock purchased for Participants under the Plan will be, at the Company's option, either newly issued shares, shares held in the treasury of the Company or shares of Common Stock purchased in the open market. Initially, shares will be purchased by the Plan Administrator on the open market on any stock exchange in the United States where the Common Stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as the Plan Administrator may reasonably determine at the time of purchase.

     The Company may change its determination that shares of Common Stock will be purchased directly from the Company or on the open market no more than once in any three (3) month period. Furthermore, at any time that shares of Common Stock are purchased for Participants in the open market, the Company will not exercise its right to change the source of purchases of shares of Common Stock absent a determination by the Company's Board of Directors or Chief Financial Officer that the Company's need to raise equity capital has changed or there is another valid reason for the change.

  12. WHAT WILL BE THE COST OF COMMON STOCK THROUGH THE PLAN?

     For Common Stock purchased on the open market, each Participant's cash investment is combined with all the funds received from other Plan Participants and used to purchase Common Stock on the open market. A Participant's account is credited with Common Stock (including fractional shares rounded to four (4) decimal places) at the average market price of all shares purchased by the Plan Administrator for the relevant Investment Date. A two dollar ($2.00) processing fee will be deducted from each cash payment, excluding dividend reinvestments, before purchasing Common Stock. Purchases may be made over a period of days, so as not to adversely affect the price of the Common Stock.

     The price of shares purchased under the Plan that are sold from the Company's treasury stock or from the Company's authorized but unissued shares of Common Stock will be calculated by computing the average of the high and low prices of the Common Stock on the relevant Investment Date as reported on the New York Stock Exchange Consolidated Tape. A two dollar ($2.00) processing fee will be deducted from each cash payment, excluding dividend reinvestments, before purchasing Common Stock.

     The share price of the Common Stock may fluctuate significantly. Participants should be aware that the Common Stock price may rise during the period between a request for purchase, its receipt by the Plan Administrator and the ultimate purchase either in the open market or from the Company.

CERTIFICATES FOR SHARES

  13. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Common Stock purchased by the Plan Administrator will be credited to each Participant's account in book entry form (computed to four (4) decimal places) with a certificate issued only upon request. A five dollar ($5.00) fee will be charged to the Participant for each issuance of certificates.

     At any time a Participant may request that a certificate be issued for some or all of the shares held in the Plan by calling the Plan Administrator at 1-800-524-4458 or by making a request in writing to the address set forth above. No certificates for fractional shares will be issued.

  14. MAY A PARTICIPANT DEPOSIT INTO A PLAN ACCOUNT SHARE CERTIFICATES ACQUIRED OUTSIDE THE PLAN?

     Certificates may be sent to the Plan Administrator for safekeeping when enrolling in the Plan together with a completed Plan Enrollment Form. Once enrolled in the Plan, additional certificates may be sent to the Plan Administrator for safekeeping along with a completed Transaction Request Form, which is located on the bottom portion of the account statement provided to the Participant. The certificates to be deposited, together with a Plan Enrollment Form or Transaction Request Form, should be sent by registered mail to the Plan Administrator. A five dollar ($5.00) fee will be charged to the Participant for each deposit of certificates.

SALE OR TRANSFER OF SHARES

  15. HOW DOES A PARTICIPANT SELL SHARES?

     Participants in the Plan may instruct the Plan Administrator to sell any or all shares held in the Participant's Plan account by sending a Transaction Request Form to the Plan Administrator.

     If a Participant's sale instructions cover all of the shares of Common Stock credited to his or her account, and such instructions are received on or after the record date relating to a dividend payment but before the dividend payment date, the sale may not be processed until after the dividend has been invested in Common Stock through the Plan, at which time all of the shares credited to his or her account will be sold.

     As with purchases, the Plan Administrator will aggregate all requests for shares to be sold and sell the total share amount on the open market. Shares are expected to be sold weekly, but depending on volumes may be sold daily. The sale price will not be known until the sale is completed and Participants should be aware that the Common Stock price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the subsequent sale on the open market.

     Following the sale, the net proceeds of the sale will be sent by check to the Participant. A five dollar ($5.00) transaction fee plus a seven cent ($0.07) per share brokerage commission will be deducted from the net sale proceeds. The advice attached to the check should be retained for income tax purposes.

     A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan and the Plan account will be closed.

 16. HOW DOES A PARTICIPANT TRANSFER SHARES?

     Participants in the Plan may effect "book-to-book" transfers, which involve transferring shares from an existing participant account in the Plan to a new participant account by providing the Plan Administrator with a written request in accordance with the terms and conditions of the Plan. All participants in the current account must sign the request and their signatures must be guaranteed by a bank, broker or financial institution that is a member of a Signature Guarantee Medallion Program. The new participant account will automatically be coded for full dividend reinvestment unless otherwise instructed.

COST

 17. WHAT ARE THE COSTS ASSOCIATED WITH THE PLAN?

     Lear has elected to absorb most of the costs associated with the Plan. However, the costs to the Participants for each type of transaction are: (i) a two dollar ($2.00) transaction fee per cash investment; (ii) a five dollar ($5.00) transaction fee plus a seven cent ($0.07) per share brokerage commission for the sale of shares in a Participant's Plan account; (iii) a five dollar ($5.00) transaction fee for the deposit or the withdrawal of any share certificate; and (iv) a five dollar ($5.00) transaction fee for each book transfer requested.

WITHDRAWAL OF PARTICIPATION

 18. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant may at any time terminate participation in the Plan by providing written notice to the Plan Administrator at the address set forth above. Unless a Participant requests that the shares held in the Participant's account be sold by the Plan Administrator, the Plan Administrator will send a stock certificate for the number of whole shares in the Participant's account and a check to the Participant equal to the current market value of any fractional shares in the Participant's account. A five dollar ($5.00) transaction fee will be charged for the withdrawal of share certificates and/or liquidation from the Plan.

     After a Participant withdraws from the Plan, he or she may re-enroll by submitting a new Plan Enrollment Form in the same manner as any new applicant. However, a Participant who withdraws from the Plan may not re-enroll for six months after such withdrawal.

REPORTS TO PARTICIPANTS

 19. WHAT KIND OF REPORTS WILL A PARTICIPANT RECEIVE?

     As soon as practicable after each purchase and sale pursuant to the Plan, the Participant will receive a confirmation of such transaction. As soon as practicable after any dividend reinvestment pursuant to the Plan, the Participant will receive a year-to-date cumulative account statement. If no dividends are declared by the Company, the Participant will receive an annual account statement. These statements are a Participant's continuing record of the cost of his or her purchases and should be retained for income tax purposes.

     Following each sale of Common Stock, a Participant will receive tax form 1099-B. At year end, the Plan Administrator will also provide tax form 1099 to Participants for dividends, if any, received during the previous year.

     In addition, Participants will receive copies of all communications sent to holders of Common Stock. This may include quarterly reports, the notice of annual meeting, proxy material for stockholder meetings and Internal Revenue Service information, if appropriate, for reporting dividend income.

STOCK SPLITS, STOCK DIVIDENDS OR RIGHTS OFFERINGS

 20. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

     If the Company pays a stock dividend or declares a stock split, any shares distributed by the Company on shares held by the Plan Administrator for a Participant's account will be added to the Participant's account. For those shares registered in a Participant's name and held in certificate form by the Participant, any shares distributed pursuant to a stock split or stock dividend will be mailed directly to the Participant in the same manner as to stockholders who are not participating in the Plan.

     Transaction processing may be curtailed or suspended until completion of the stock dividend or stock split.

 21. WHAT HAPPENS IF THE COMPANY HAS A RIGHTS OFFERING?

     In the event of a rights offering, the Participant will receive rights based upon the shares of record held in the Participant's name and whole shares credited to his or her account under the Plan. The Plan Administrator will deliver to each Participant by mail the number of rights due such Participant on whole shares held. Rights may be exercised or sold (with the proceeds reinvested in Common Stock) through the Plan by written instruction to the Plan Administrator. Rights certificates will not be issued for fractional shares of Common Stock.

VOTING RIGHTS

 22. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF STOCKHOLDERS?

     All shares of Common Stock (including any fractional share) registered in a Participant's name under the Plan may be voted by the Participant at a stockholders meeting in the same manner as other shares registered in his or her name. A proxy form will be sent to each Participant with respect to each stockholders meeting. When the executed proxy is returned by the Participant, all shares will be voted as directed. If the Participant attends the stockholders meeting in person, the Participant may vote such shares in person at the meeting, regardless of whether or not he or she has sent in the proxy.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

 23. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the Plan by the Company, each affected Participant will receive
(i) a certificate for all of the whole shares of Common Stock credited to the Participant's account, (ii) any dividends or cash investments credited to the Participant's account and (iii) a check for the cash value of any fractional shares of Common Stock credited to the Participant's account. Such fractional shares will be valued at the current market value.

     In the event the Company terminates the Plan for the purpose of establishing another stock purchase and/or dividend reinvestment plan, Participants will be automatically enrolled in such other plan and shares credited to the Participant's Plan account will be credited automatically to such other plan, unless notice to the contrary is received by the Plan Administrator.

PLAN INQUIRIES

 24. WHERE DOES A PARTICIPANT MAKE INQUIRIES REGARDING THE PLAN?

     All inquiries by Participants concerning the Plan should be directed to the Plan Administrator. A Participant should include in all correspondence the Participant's stockholder account number and taxpayer identification number (social security number).

FEDERAL INCOME TAX CONSEQUENCES

 25. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The amount of cash dividends, if any, paid to a Participant by the Company is considered taxable income, even though reinvested through the Plan. Expenses and fees paid for a Participant by the Company will be included as dividend income for tax purposes, and these expenses and fees should be added to the cost basis of the shares shown on the account statement prepared by the Plan Administrator.

     A Participant will not realize any taxable income when the Participant receives certificates for shares credited to the Participant's account. Gain or loss will be recognized by the Participant when the Participant sells such shares. The sale of any whole or fractional shares through the Plan will be reported to the IRS and a Participant on Form 1099-B.

     The above rules may not be applicable to all Participants in the Plan, such as foreign stockholders, and, therefore, Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and tax withholding laws) applicable to their particular situations.

 26. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN STOCKHOLDERS?

     In the case of those foreign stockholders whose dividends on Common Stock are subject to United States income tax withholding, the amount of dividends reinvested will be reduced by the amount of the tax to be withheld.

 27. HOW ARE BACKUP INCOME TAX WITHHOLDING PROVISIONS APPLIED TO STOCKHOLDERS?

     In the case of stockholders whose dividends on Common Stock are subject to United States backup income tax withholding, the amount of dividends reinvested will be reduced by the amount of tax required to be withheld. Backup withholding applies to certain stockholders who fail to furnish the Plan Administrator with their correct tax identification number (usually, for individuals, their social security numbers), or fail to sign a certificate stating that they are not subject to backup withholding. Backup withholding also applies if the Internal Revenue Service notifies the Company that a stockholder has failed to report dividends or interest on his or her return or that a stockholder has furnished an incorrect taxpayer identification number.

OTHER INFORMATION

 28. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?


     Neither the Company nor the Plan Administrator will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of a failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights a Participant may have under applicable federal securities laws).


     Furthermore, if it appears to the Company that any Participant is using or contemplating the use of the optional cash investment mechanism in a manner or with the effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its stockholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any optional cash payment by or on behalf of such Participant is tendered. Such optional cash payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest.

     Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

  29. WHO INTERPRETS AND REGULATES THE PLAN?

     The officers of the Company are authorized to take such actions as may be consistent with the Plan's terms and conditions. The Company reserves the right to interpret and regulate the Plan as the Company deems desirable or necessary in connection with the Plan's operation.

                                USE OF PROCEEDS

     The Company will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market. However, if treasury shares or authorized but unissued shares of Common Stock are purchased from the Company under the Plan, the net proceeds of such sales would be received by the Company to be used for general corporate purposes, which may include debt retirement.

                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either from the open market by the Plan Administrator, from shares held in the treasury of the Company or from authorized but unissued shares. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased from the open market. The Plan provides that the Company may not change its determination regarding the source of purchase of shares under the Plan more than once in any three (3) month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Company's need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will continue to be purchased on the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

     The audited financial statements and schedules of the Company incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The audited financial statements of Automotive Industries Holding, Inc. ("AI") and its subsidiaries, which were acquired by the Company in August 1995, incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said report.

     The audited financial statements of Masland Corporation ("Masland") and its subsidiaries, which were acquired in June 1996, incorporated by reference into this Prospectus have been audited by Price Waterhouse LLP, as indicated in their report with respect hereto, and are included herein in reliance upon authority of said firm as experts in giving said report.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Risk Factors..........................     3
Plan Description......................     6
Use of Proceeds.......................    13
Plan of Distribution..................    13
Legal Matters.........................    14
Experts...............................    14

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 750,000 SHARES

                             LEAR CORPORATION LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                               DECEMBER 20, 1996


                            ------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the S.E.C. filing fee are estimated.

    SEC filing fee.............................................................   $ 8,139
    Legal fees and expenses....................................................    10,000
    Accounting fees and expenses...............................................     5,000
    Printing and engraving.....................................................    30,000
    Miscellaneous..............................................................    10,000
                                                                                  -------
         Total.................................................................   $63,139
                                                                                  =======

ITEMS 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation of the Registrant provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b) of the GCL and the by-laws of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL.

     The Registrant has directors and officers liability insurance that insures the directors and officers of the Registrant against certain liabilities. In addition, Lehman Brothers Inc. has agreed to indemnify David P. Spalding, James
A. Stern and Alan Washkowitz, each being a director of the Registrant and an officer or former officer of Lehman Brothers Inc., in connection with their service as directors of the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     A list of exhibits is set forth on the Index to Exhibits.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act in 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan on the 20th day of December, 1996.


                                          LEAR CORPORATION


                                          By:    /s/ JAMES H. VANDENBERGHE


                                            ------------------------------------

                                                   James H. Vandenberghe


                                                Executive Vice President and


                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               NAME                                  TITLE                         DATE
-----------------------------------   -----------------------------------   ------------------


                 *                    Chairman of the Board and Chief       December 20, 1996
-----------------------------------   Executive Officer (Principal
          Kenneth L. Way              Executive Officer)
                 *                    President, Chief Operating Officer    December 20, 1996
-----------------------------------   and Director
        Robert E. Rossiter
     /s/ JAMES H. VANDENBERGHE        Executive Vice President, Chief       December 20, 1996
-----------------------------------   Financial Officer and Director
       James H. Vandenberghe          (Principal Financial and Principal
                                      Accounting Officer)
                 *                    Director                              December 20, 1996
-----------------------------------
         Larry W. McCurdy
                 *                    Director                              December 20, 1996
-----------------------------------
         Gian Andrea Botta
                 *                    Director                              December 20, 1996
-----------------------------------
         Robert W. Shower

               NAME                                  TITLE                         DATE
-----------------------------------   -----------------------------------   ------------------
                 *                    Director                              December 20, 1996
-----------------------------------
         David P. Spalding
                 *                    Director                              December 20, 1996
-----------------------------------
          James A. Stern
                 *                    Director                              December 20, 1996
-----------------------------------
        Alan H. Washkowitz
  *By: /s/ JAMES H. VANDENBERGHE
-----------------------------------
       James H. Vandenberghe
         Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------
   5.1    --     Opinion of Winston & Strawn, special counsel to Lear.
  23.1    --     Consent of Arthur Andersen LLP.
  23.2    --     Consent of Arthur Andersen LLP with respect to the AI financial statements.
  23.3    --     Consent of Price Waterhouse LLP with respect to the Masland financial statements.
  23.4    --     Consent of Winston & Strawn (included in Exhibit 5.1).
  24.1    --     Powers of Attorney (included on the signature page hereof).
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